                                                                    EXHIBIT 99.1


                                                      CONTACT:

                                                      Charles M. Caporale
                                                      Vice President/CFO
                                                      Women First
                                                      HealthCare, Inc.
                                                      858.509.3806

                                                      ccaporale@womenfirst.com



WOMEN FIRST HEALTHCARE REPORTS FIRST QUARTER 2003 RESULTS

SAN DIEGO, CA, MAY 15, 2003 -- Women First HealthCare, Inc. (Nasdaq: WFHC) today announced that decisions outlined in the year-end 2002 conference call resulted in a first quarter 2003 net loss to common stockholders of $21.4 million, or $0.93 per fully diluted share. The first quarter loss compares to a net profit to common stockholders of $243,000, or $0.01 per share, in the prior year period. The first quarter 2003 results include an impairment charge of $5.9 million against the carrying value of the Company's non-strategic pharmaceutical products, which are currently being offered for sale, and a restructuring charge of $653,000 for downsizing the sales force and reducing overhead, actions announced in March 2003. There were no similar charges in the 2002 period.

The Company reported total net revenue of $1.4 million in the current quarter compared to $9.5 million in the prior year period. The decrease in revenue resulted from the slower than anticipated prescription growth for pharmaceutical products during the fourth quarter of 2002 and the first quarter of 2003 and the adequacy of the distribution channel to meet prescription demands. In arriving at total net revenue, the Company increased its reserves for estimated returns, rebates and chargebacks by $2.4 million. Reserve increases in the first quarter 2002 totaled $1.1 million.

Commenting on the results, Edward F. Calesa, Women First chairman, president and CEO, said, "We detailed a six-part strategy in our March 2003 conference call to build our Company. The results we report today are consistent with that strategy. Most notably, our decision to realign the distribution channel with prescription demand by forgoing opportunities to make additional sales into the channel has resulted in the revenue shortfall we're reporting now. We also committed to remove the covenant defaults and restructure the debt, which we did. We said we would increase consumer division revenue and it grew by 30%. We are continuing our efforts to sell non-strategic assets. We said we would refocus and redirect our women's health franchise, which we expect will result in annualized savings of $8 million. We said we would build the Vaniqa(R) franchise and we have made progress in doing that on several fronts. Our current priority is to increase the number of Esclim(TM) prescriptions written by OB/GYNs and supported by managed care wins and to increase prescriptions of Vaniqa(R) to the dermatologist complemented by a new direct to physician sales initiative. We continue to believe these are the right steps for the long term health of our business."

The Company reports results in two segments as follows:

The Pharmaceutical Division had negative net revenue of $1.2 million after providing $2.4 million for reserve adjustments. In the prior year period, net revenues were $7.4 million after providing $1.1 million for reserve adjustments.

                                     -more-
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WOMEN FIRST HEALTHCARE REPORTS FIRST QUARTER 2003 RESULTS
2-2-2

The Consumer Business Division reported net revenue for the current quarter of $2.6 million, 30% ahead of the same period in the prior year.

The Company's cash position at March 31, 2003 was $10.9 million, up from $9.1 million at year-end 2002. Stockholders' equity decreased to $24.5 million at March 31, 2003 from $45.9 million at year-end 2002.

BUSINESS OUTLOOK

The Company suspended its fiscal year 2003 guidance until such time as the accounting for the restructured senior secured notes and the disposal of non-strategic assets is finalized.


About Women First HealthCare, Inc.

Women First HealthCare, Inc. (Nasdaq: WFHC) is a San Diego-based specialty pharmaceutical company. Founded in 1996, its mission is to help midlife women make informed choices regarding their health care and to provide pharmaceutical products--the Company's primary emphasis--and lifestyle products to meet their needs. Women First HealthCare is specifically targeted to women age 40+ and their clinicians. Further information about Women First HealthCare can be found online at www.womenfirst.com, About Us and Investor Relations.


This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." Such forward-looking statements are subject to various risks, and Women First HealthCare, Inc. cautions you that any forward-looking information is not a guarantee of future performance. Women First HealthCare, Inc. disclaims any intent or obligation to update these forward-looking statements. Actual results could differ materially due to a number of factors, including (i) we may not maintain compliance with the new covenant levels established with respect to our $28.0 million principal amount of senior secured notes; (ii) we have incurred significant losses since we were founded in November 1996, and if midlife women do not use, and their clinicians do not recommend, the products we offer, we will experience losses in the future; (iii) there is a limited market awareness of our Company and the products and services we offer; (iv) we may not be able to identify appropriate acquisition, licensing, or co-promotion candidates in the future or to take advantage of the opportunities we identify;
(v) we and our products face significant competition; (vi) our products may not achieve or maintain market acceptance for a variety of reasons, including as a result of recent research published by the National Cancer Institute and the National Institutes of Health concerning estrogen replenishment therapy and combination estrogen/progestin hormonal replenishment therapy in healthy menopausal women, respectively; (vii) if we do not successfully manage any growth we experience, we may experience increased expenses without corresponding revenue increases; (viii) we are dependent on single sources of supply for all of the products we offer; (ix) reduced consumer confidence could adversely affect sales by our Consumer Business Division; (x) our third party suppliers and licensors may terminate their agreements with us earlier than we expect, and as a result we may be unable to continue to market and sell the related pharmaceutical products on an exclusive basis or at all; (xi) if we overestimate demand for our products, we may be required to write off inventories and/or increase our reserves in future periods, (xii) we have incurred significant debt obligations which will require us to make debt service payments in the future; and (xiii) additional factors set forth in the Company's Securities and Exchange Commission filings including its Annual Report on Form 10-K for the period ended December 31, 2002.

                                      # # #
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                          WOMEN FIRST HEALTHCARE, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                       MARCH 31,      DECEMBER 31,
                                                                         2003            2002
                                                                         ----            ----
                                                                       UNAUDITED
                              ASSETS
Current assets:
  Cash and cash equivalents                                            $  10,858       $   9,079
  Accounts receivable, less Allowance for
    doubtful accounts and discounts                                          295          15,860
  Inventory                                                                3,924           3,703
  Prepaid expenses, samples and other current assets                       2,103           3,209
                                                                       ---------       ---------
      Total current assets                                                17,180          31,851
Property and equipment, net                                                  777             864
Product rights, net of $5,899 impairment provision
  at March 31, 2003                                                       69,088          76,339
Intangible assets, net                                                     2,805           2,813
Notes receivable from officers                                               225             222
Restricted cash                                                              100             100
Debt issuance costs                                                        1,318           1,503
Other assets                                                               3,726           3,545
                                                                       ---------       ---------
      Total assets                                                     $  95,219       $ 117,237
                                                                       =========       =========

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                     $   2,092       $   3,509
  Payable to related party                                                    --             772
  Accrued salaries, payroll taxes and employee benefits                      432             651
  Other accrued liabilities                                                1,558           2,778
  Reserve for product returns, exchanges, rebates and chargebacks          4,288           2,926
  Deferred revenue                                                         4,259           4,204
  Restructuring charge                                                       653              --
  Current portion of long-term debt                                        3,081           3,018
                                                                       ---------       ---------
      Total current liabilities                                           16,363          17,858

Long-term debt, excluding current portion                                 40,370          39,839

Senior convertible redeemable preferred stock                             14,020          13,682

Stockholders' equity:
  Preferred stock                                                             --              --
  Common stock                                                                23              22
  Treasury stock                                                            (100)           (100)
  Additional paid-in capital                                             120,501         120,486
  Accumulated deficit                                                    (95,958)        (74,550)
                                                                       ---------       ---------
      Total stockholders' equity                                          24,466          45,858
                                                                       ---------       ---------
      Total liabilities and stockholders' equity                       $  95,219       $ 117,237
                                                                       =========       =========


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                          WOMEN FIRST HEALTHCARE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (In thousands, except per share amounts)

                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                                   ---------
                                                                              2003           2002
                                                                              ----           ----
Total net revenues                                                          $  1,395       $  9,464

Cost of sales                                                                  3,673          2,746
Marketing and sales expenses                                                   8,382          4,676
General and administrative expenses                                            2,084          1,352
Regulatory, research and development expenses                                    144            123
Restructuring charges                                                            653             --
Impairment of product rights                                                   5,899             --
                                                                            --------       --------
  Total costs and operating expenses                                          20,835          8,897
                                                                            --------       --------
Income (loss) from operations                                                (19,440)           567
Interest and other income                                                         21             22
Interest expense                                                              (1,651)          (346)
                                                                            --------       --------
Net income (loss)                                                            (21,070)           243
Accretion of stated value of convertible preferred stock                        (337)            --
                                                                            --------       --------
Net income (loss) available to common stockholders                          $(21,407)      $    243
                                                                            ========       ========

Net income (loss) per share available to common
  stockholders (basic and diluted)                                          $  (0.93)      $   0.01
                                                                            ========       ========
Weighted average shares used in computing net income (loss) per share:
   Basic                                                                      22,960         22,637
                                                                            ========       ========
   Diluted                                                                    22,960         23,973
                                                                            ========       ========


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